Exhibit 10.4
EXECUTIVE SEVERANCE AGREEMENT
     AGREEMENT made as of this                      day of                     , 200                     by and between DOVER CORPORATION, a Delaware corporation (the “Corporation”), and                                                              (the “Executive”);
W I T N E S S E T H :
     WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that the Executive is a key executive of the Corporation or of a direct or indirect subsidiary of the Corporation (a “Subsidiary”);
     WHEREAS, the Board considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Corporation and its stockholders;
     WHEREAS, the possibility of an unsolicited tender offer or other takeover bid for the Corporation and the consequent change of control, and the uncertainty and questions which such possibility may raise among management, may result in the departure or distraction of the Executive to the detriment of the Corporation and its stockholders;
     WHEREAS, the Corporation desires to provide the Executive with severance benefits in the event that the Executive’s employment with the Corporation or with a Subsidiary, as the case may be, is terminated under certain circumstances in order to assure a continuing dedication by the Executive to the performance of the Executive’s duties notwithstanding the occurrence of a tender offer or other takeover bid for the Corporation and, particularly, to ensure that the Executive will be in a position to assess and advise the Board whether proposals from third persons would be in the best interests of the Corporation and its stockholders without being influenced by the uncertainties as to the Executive’s own situation;
     WHEREAS, the Executive has agreed that in addition to his or her regular duties the Executive will, in the best interests of the Corporation and its shareholders and as requested by the Board, assist the Corporation in the evaluation of any such takeover or tender offer proposal or potential combination or acquisition and render such other assistance in connection therewith as the Board may determine to be appropriate, on the terms and conditions hereinafter set forth;
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Services During Certain Events.
     In the event any Person begins a tender or exchange offer, circulates a proxy to shareholders, or takes other steps seeking to effect a Change of Control (as hereinafter defined), the Executive will not voluntarily terminate his or her employment with the Corporation or a Subsidiary, as the case may be, and will continue to render services to the Corporation or such Subsidiary until such Person has abandoned or terminated efforts to effect a Change of Control or until 180 days after a Change of

Control has occurred; provided, however, that this Section 1 shall not apply if an Executive experiences a Termination (as defined in Section 3(a)).
     2. Definitions.
     (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.
     (b) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13-G.
     (c) A “Change of Control” shall be deemed to have taken place upon the occurrence of any of the following events:
          (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or
          (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
          (iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation’s then outstanding securities; or
          (iv) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such transaction or series of transactions.
     (d) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
     (e) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.
     (f) A “Potential Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
          (i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change of Control;
          (ii) the Corporation or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control;
          (iii) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing 15% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates); or
          (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.
     3. Termination After Change of Control.
     (a) No benefits shall be payable under this Agreement except in the event of a Termination. For purposes of this Agreement, a Termination shall be deemed to have occurred if any of the following events occur within 18 months after a Change of Control:
          (i) The termination by the Corporation or a Subsidiary, as the case may be, of the Executive’s employment for any reason other than Cause (as defined herein), death or Disability (as defined herein).
          (ii) The termination by the Executive of the Executive’s employment for Good Reason. Good Reason shall be deemed to exist upon the occurrence, without the Executive’s express written consent, of any of the following events:

               (A) A significant reduction or alteration in the duties and responsibilities held by the Executive prior to the Change of Control, or a change in the Executive’s reporting responsibilities, titles or status in effect immediately prior to the Change of Control, or any removal of the Executive from or any failure to reelect the Executive to any positions held by the Executive immediately prior to the Change of Control, except in connection with the termination of the Executive’s employment for Cause, Disability or death; or
               (B) The reduction of the Executive’s base salary and/or incentive compensation opportunity from that in effect immediately prior to the Change of Control or as the same may be increased thereafter from time to time, which is not remedied within 30 days after receipt by the Corporation of written notice from the Executive; or the Executive’s being required to be based in any location that is more than thirty (30) miles from the location at which the Executive was based immediately prior to the Change of Control, except for required travel on business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change of Control; or
               (C) The failure by the Corporation to continue in effect any benefit or compensation plan in which the Executive is participating immediately prior to the Change of Control, the taking of any action by the Corporation which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans, or deprive the Executive of any material fringe benefit enjoyed by the Executive prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan and the Executive’s participation therein, or the failure by the Corporation to provide the Executive with vacation time to which the Executive is then entitled in accordance with the Corporation’s normal vacation policy in effect on the date hereof; or
               (D) the failure by the Corporation to pay to the Executive any portion of the Executive’s current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Corporation, within five (5) days of the date such compensation is due; or
               (E) any purported termination of the Executive’s employment which is not effected pursuant to a written notice of termination; or
               (F) failure of the Corporation to obtain assumption of this Agreement by any successor to the Corporation.
     (b) A Termination also shall have occurred if the Executive’s employment with the Corporation or a Subsidiary, as the case may be, is terminated for any reason other than Cause (as defined herein), death or Disability (as defined herein) after a Potential Change of Control has occurred, provided the Termination is at the direction of the acquiring entity or other third party otherwise involved in the event causing the Potential Change of Control and the Termination occurs within the six (6) month period preceding the actual occurrence of a Change of Control.
     (c) The termination of the Executive’s employment shall be deemed to have been for Cause only if the termination shall have been based on (i) the Executive having willfully and continually failed to perform substantially his or her duties with the Corporation (other than such failure resulting from incapacity due to physical or mental illness, death or Disability) after not less than twenty (20) days have expired following a written demand for substantial performance has been delivered to the Executive by the Board or the President of the Corporation which specifically identifies the manner in which the Executive is not substantially performing his or her duties; or (ii) the Executive having willfully engaged in conduct which is materially and demonstrably injurious to the Corporation. For purposes of this section, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that such action or omission was in, or not opposed to, the best interests of the Corporation. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel to the Corporation shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a written resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting called and held for that purpose after reasonable notice to and opportunity for the Executive and the Executive’s counsel to be heard by the Board, finding that the Executive was guilty of the conduct set forth above in (i) or (ii) and specifying the particulars thereof in detail.
     (d) Disability shall mean the Executive’s absence from the performance of duties on a full time basis for one hundred eighty (180) consecutive days as a result of the Executive’s incapacity due to physical or mental illness, unless, within thirty (30) days after notice of termination due to disability is given to the Executive following such absence, the Executive shall have returned to the full time performance of duties.
     4. Severance Benefits.
     Upon Termination and upon the written demand of the Executive, the Executive shall be entitled to, and the Corporation shall provide the Executive immediately with, the following severance benefits (the “Severance Benefits”):
     (a) Payment to the Executive as compensation for services rendered to the Corporation of a lump sum cash amount (the “Lump Sum Amount”) equal to three times the sum of (a) the Executive’s base salary as in effect immediately prior to the date of termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (b) the average annual bonus earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Corporation in respect of the three fiscal years ending immediately prior to the fiscal year in which occurs the date of termination or, if higher, immediately prior to the fiscal year in which occurs the Change of Control (but excluding therefrom any amounts paid or accrued under the Dover Corporation Cash Performance Program).
     (b) The Executive’s participation in the life, accident and health insurance plans of the Corporation prior to the Change of Control shall be continued without interruption, or equivalent benefits provided by the Corporation, at no direct cost to the Executive, for a period of three years from the date of Termination.
     5. Stock Option and Other Plans.

     The rights of the Executive at the date of Termination under the Corporation’s stock option, savings, cash performance, deferred compensation, retirement and other incentive and benefit plans or programs, including but not limited to any terminating distributions and vesting of rights under such plans or programs or awards or grants thereunder shall be governed by the terms of those respective plans or programs and any agreements relating to such plans or programs.
     6. Term.
     This Agreement shall commence on the date hereof and shall continue in effect until the one year anniversary thereof; provided, however, that commencing on the date of such anniversary, the term of this Agreement shall automatically be extended for one additional year unless at least 180 days prior to the last day of any term, the Corporation or the Executive shall have given notice that this Agreement shall not be extended; and provided, further, that this Agreement shall continue in effect for a period of eighteen months beyond the term provided herein if a Change of Control of the Corporation shall have occurred during such term.
     7. Indemnification.
     If litigation or arbitration shall be brought to enforce or interpret any provision contained herein, whether by the Corporation, the Executive, or any other person, the Corporation will indemnify the Executive for any reasonable attorneys’ fees and disbursements incurred by the Executive in such litigation or arbitration, and hereby agrees to pay pre-judgment interest on any money judgment obtained by the Executive in such litigation or arbitration calculated at the prime interest rate charged by Chase Manhattan Bank, New York, New York in effect from time to time from the date that payment to the Executive should have been made under this Agreement.
     8. Confidentiality.
     The Executive shall retain in confidence any proprietary or confidential information known to the Executive concerning the Corporation and its subsidiaries and their respective businesses so long as such information is not publicly available, except as shall be required by law or as shall be reasonably necessary for disclosure to the Executive’s legal advisors.
     9. Taxes.
     If any payments or benefits received or to be received by the Executive in connection with a Change of Control or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation or any Subsidiary or affiliate of the Corporation or any successor to any of them, any Person whose actions result in a Change of Control or any Person affiliated with the Corporation or such Person) (such payments or benefits, excluding the Gross-Up Payment (as defined below) being hereinafter referred to as the “Total Payments”) shall be subject to the Excise Tax (as defined below) on such Total Payments, then the Corporation shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the portion of the Gross-Up Payment retained by the Executive, after the deduction of all taxes payable by the Executive on the Gross-Up Payment and interest and penalties on such taxes, including, without limitation, any income and employment taxes and the Excise Tax imposed on the Gross-Up Payment (and any interest and penalties imposed with respect thereto), shall be equal to the Reimbursable Excise Tax (as defined below) (and any interest and penalties imposed with respect thereto).
     As used herein, (i) Excise Tax shall mean the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”) or any successor provision of the Code, together with any interest and penalties with respect thereto; (ii) Reimbursable Excise Tax shall be the amount of the Excise Tax on the Taxable Amount (as defined below) determined as if the Taxable Amount were the only portion of the Total Payments on which the Excise Tax is imposed; and (iii) Taxable Amount shall be the Lump Sum Amount as reduced by the “base amount” determined pursuant to Section 280G(b)(3) of the Code.
     In the event that the Executive and the Corporation dispute whether there should be any reduction in payments pursuant to this Section 9, the determination of whether such reduction is necessary shall be made by an independent accounting firm or law firm mutually acceptable to the Executive and the Corporation and such determination shall be conclusive and binding on the Corporation and the Executive.
     10. General.
     (a) Obligations of the Corporation. In the event that the Executive is employed by a Subsidiary, the Corporation, while remaining as primary obligor, may cause such Subsidiary to perform the Corporation’s obligations hereunder.
     (b) Payment Obligations Absolute. The Corporation’s obligation to pay the Executive the amounts due hereunder and to make the arrangements provided for herein shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else under this Agreement or otherwise. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto for any reason whatsoever. In no event shall the Executive be obligated to seek other employment in mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Corporation’s obligation to make the payments and arrangements required to be made under this Agreement.
     (c) Successors; Binding Agreement.
          (i) As used in this Agreement, the Corporation refers not only to itself but also to its successors by merger or otherwise. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by written agreement in binding form and substance, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had occurred. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and shall entitle the Executive to make demand upon and require the Corporation, if it is not already required to do so, to provide the Severance Benefits required by Section 4 above.
          (ii) This Agreement shall be binding upon and inure to the benefit of the Executive and his or her estate and to the benefit of the Corporation and any successor to the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.
     (d) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective, and then only to the extent of such prohibition or unenforceability without affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (e) Controlling Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to the principles of conflict of laws, except insofar as it may require application of the corporation law of the State of Delaware.
     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand to the other party, or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the respective party at the address stated below or to such other address as the addressee may have given by a similar notice:
If to the Executive:

If to the Corporation:
Dover Corporation
280 Park Avenue
New York, New York 10017
Attention: Chief Executive Officer
     (g) Amendment. This Agreement may be modified or amended only by an agreement in writing executed by both of the parties hereto.
     (h) No Employment. Except as otherwise expressly provided in this Agreement, this Agreement shall not confer any right or impose any obligation on the Executive to continue in the employ of the Corporation nor shall it limit the right of the Corporation or the Executive to terminate the Executive’s employment at any time prior to a Change of Control.
     (i) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York by three arbitrators, of which each party shall appoint one, in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes then in effect. Any arbitrator not appointed by a party shall be selected from the CPR Panels of Distinguished Neutrals. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1 to 16. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The Corporation shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant hereto. The arbitrators are not empowered to award damages in excess of actual damages. Notwithstanding anything to the contrary herein, in any dispute involving whether a Termination was for Good Reason or for Cause, as the case may be, the Corporation shall have the obligation to present its case by establishing, and shall prevail in the proceeding only if and to the extent it establishes, with clear and convincing evidence that the Termination was in fact not as the result of Good Reason or was for Cause, as the case may be.
     (j) Conflict in Benefits. This Agreement is not intended to and shall not repeal or terminate any other written agreement between the Executive and the Corporation presently in effect or hereafter executed. Any benefits provided hereunder and not provided under any other written agreement shall be in addition to the benefits provided by any other written agreement. In the event that the same type of benefits are covered under this Agreement and under any other written agreement, the Executive shall have the right to elect which benefits the Executive shall receive. Such election shall be made in writing at the same time that the Executive makes written demand under Section 4 of this Agreement.
     (k) Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, whether written or oral, between the parties hereto with respect to the subject matter hereof.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Executive

DOVER CORPORATION

By:

Name: